EXHIBIT 10.1
TAX PROTECTION AGREEMENT
THIS TAX PROTECTION AGREEMENT (this “Agreement”) is entered into as of May 8, 2020, by and among Rayonier, L.P., a Delaware limited partnership (the “Partnership”), Rayonier Inc., a North Carolina corporation (the “General Partner”) and Pope Resources, A Delaware Limited Partnership (“Pope Resources,” and together with the Partnership and General Partner, the “Parties” and each, a “Party”).
RECITALS
         WHEREAS, the General Partner, the Partnership, Pacific LP Merger Sub III, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Partnership (“Merger Sub 3”), Pope Resources, and certain of their respective Affiliates are parties to an Agreement and Plan of Merger, dated as of January 14, 2020, as amended by Amendment No. 1, dated as of April 1, 2020 (as amended, the “Merger Agreement”);
         WHEREAS, the Merger Agreement contemplates that (i) Merger Sub 3 would merge with and into Pope Resources, with Pope Resources surviving the merger (the “LP Merger”); and (ii) in the LP Merger, the Partnership will issue units representing limited partnership interests (the “Opco Units”) to certain unitholders of Pope Resources, on the terms and subject to the conditions set forth in the Merger Agreement;
         WHEREAS, it is intended that, for U.S. federal income tax purposes, from and after the Closing, (i) the Partnership shall be treated as a continuation of the Pope Resources tax partnership, consistent with the principles of Treasury Regulations Section 1.708-1(a), including with respect to the receipt of Opco Units by certain unitholders of Pope Resources, and (ii) the General Partner shall be treated as contributing on the Closing Date (as defined in the Merger Agreement) all of its assets (other than the interests in Pope Resources it acquired directly from certain unitholders of Pope Resources in the taxable exchange) and all of its liabilities to Pope Resources in a transaction described in Section 721 of the Code;
         WHEREAS, immediately prior to Closing, Pope Resources was the direct or indirect owner of certain property particularly described on Exhibit A attached hereto (the “Property”) that has unrealized built-in gain for U.S. federal income tax purposes;
         WHEREAS, in consideration for entering into the Merger Agreement, the Parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the General Partner and the Partnership desire to evidence their agreement regarding amounts that may be payable to certain Protected Partners (as defined below) in the event of certain actions being taken by the Partnership regarding the disposition of the Property;
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1. Definitions. As used herein, the following terms have the following meanings (it being understood that if not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Merger Agreement):
“Agreement” has the meaning provided in the introductory paragraph.
         “Applicable Tax Liability” shall mean, with respect to a Protected Partner, an amount equal to the product of (A) the amount of Built-In Gain allocated to such Protected Partner under Section 704(c) of the Code with respect to any Protected Interests as a result of the Partnership’s breach of its obligations set forth in Article II multiplied by (B) the Effective Tax Rate; provided, that, the Partnership shall be entitled to reduce the Applicable Tax Liability by an amount equal to any Taxes actually saved by the Protected Partner as a result of any payments pursuant to this Agreement (for example, due to the allocation by the Partnership of a corresponding deduction for the payment to the Protected Partner).
         “Built-In Gain” shall mean, with respect to a Protected Partner, the gain that would be allocable to such Protected Partner by the Partnership pursuant to Section 704(c) of the Code with respect to any Protected Interest if such Protected Interest was disposed of in a taxable disposition at the time of the event requiring a determination of Built-In Gain; provided, that, for the avoidance of doubt, Built-In Gain shall not include any appreciation in the Protected Interests or any other assets of the Partnership after the Closing Date or any amount attributable to any depreciation, depletion, amortization or other reduction in basis of the Protected Interests following the Closing, and shall be reduced as a result of the Protected Partner’s taxable transfer of interests in the Partnership or any other event that causes all or a portion of such Section 704(c) of the Code amount to be recognized, including in accordance with Treasury Regulations Section 1.704-3. For purposes of calculating amounts due pursuant to Section 3.1, the Built-In Gain shall be calculated immediately prior to a breach and with the adjustments stated above. The parties hereto agree that any adjustments under Section 743 or 734 of the Code that are attributable to a Protected Partner with respect to a Protected Interest, including any adjustment resulting from the death of a Protected Partner (or Indirect Owner, to the extent applicable), or that would be available if any applicable intermediate entity classified as a partnership for U.S. federal income tax purposes had made an election under Section 754 of the Code, in each case as determined by the Partnership's accountants, shall be taken into account in determining the amount of Built-In Gain that is allocable to such Protected Partner.
“Closing” has the meaning provided in the Merger Agreement.
“Closing Date” has the meaning provided in the Merger Agreement.
         “Code” means the Internal Revenue Code of 1986, as amended.
         “Effective Tax Rate” shall mean with respect to a Protected Partner who is an individual and entitled to receive a payment under this Agreement, the highest combined individual U.S. federal, state and local income tax rate applicable to individuals resident in such Protected Partner’s state of tax residency (provided, that if the Protected Partner has not provided its state of tax residency in a timely manner, the Effective Tax Rate shall be based on the state listed on the Protected Partner’s Schedule K-1) in respect of the income or gain that gave rise to such payment, taking into account the character and type of the income recognized in the hands of the Protected Partner for the taxable year in which the transaction giving rise to such taxes occurred, the varying tax rates applicable to different categories of taxable income and gain and to different taxable years in which taxable income or gain is recognized, and taking into account (i) the deductibility of state and local taxes for U.S. federal income tax purposes and (ii) any applicable deduction under Section 199A of the Code, in each case, to the extent permitted; provided, however, that (A) in the case of a Protected Partner that is a C corporation for U.S. federal income tax purposes, the Effective Tax Rate shall be based on the combined U.S. federal, state and local corporate income tax rate applicable in respect of the income or gain that gave rise to such payment, taking into account any of the assumptions described above as are applicable to such entity and (B) in the case of a Protected Partner that is neither a C corporation for U.S. federal income tax purposes nor an individual, the Effective Tax Rate applicable to such Protected Partner shall be based on (x) the characterization of the Protected Partner’s Indirect Owner(s) and (y) the combined U.S. federal, state and local income tax rate applicable to residents in such Indirect Owner’s state of tax residency (provided, that if the Indirect Owner has not provided its state of tax residency in a timely manner, the Effective Tax Rate shall be based on the state listed on such Indirect Owner’s Schedule K-1 (or equivalent)). Such tax rate shall include, if applicable, the Medicare tax on unearned income (currently 3.8%) pursuant to Section 1411 of the Code. For the avoidance of doubt, the Effective Tax Rate with respect to a Protected Partner’s Applicable Tax Liability and such Protected Partner’s gross-up provided under Section 3.1(a) may differ.
         “Exempt Event” means any casualty, condemnation, governmental taking, or other involuntary conversion of all or any portion of the Protected Interests.
         “Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation or real estate investment trust for U.S. federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such entity.
         “Limited Partner” has the meaning provided in the Partnership Agreement.
         “LP Merger” has the meaning provided in the recitals.
         “Opco Units” has the meaning provided in the recitals.
“Partnership” has the meaning provided in the introductory paragraph.
         “Partnership Agreement” means the amended and restated agreement of limited partnership of the Partnership, dated as of May 8, 2020, entered into by and among the General Partner and the Limited Partners.
“Party” has the meaning provided in the introductory paragraph.

“Property” has the meaning provided in the recitals.
“Protected Interest” means the Property, and any other properties or assets hereafter acquired by the Partnership or any direct or indirect Subsidiary of the Partnership that are treated as “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to the Property.
         “Protected Partner” means any Limited Partner of the Partnership holding Opco Units received in the LP Merger that owns, or whose Opco Units are beneficially owned by persons beneficially owning, 525,000 or more Opco Units immediately after the LP Merger. For this purpose, beneficial ownership means beneficial ownership within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as modified to include a person’s spouse and a person’s children living at home.
         “Protected Period” means the period beginning on the Closing Date (after the Closing) and ending at 12:01 AM on the day following the fifth (5th) anniversary of the Closing Date, provided, however, that with respect to a Protected Partner, the Protected Period shall terminate (i) at such time as such Protected Partner has disposed of eighty percent (80%) or more of the Opco Units received in the LP Merger in one or more taxable transactions or (ii) upon the death of such Protected Partner (or Indirect Owner, to the extent applicable).
“Subsidiary” means any partnership, limited liability company, trust or other Person owned by the Partnership either (a) whose disposition of the Protected Interest or any direct or indirect interest in the Protected Interest or (b) a direct or indirect disposition of an interest in which by the Partnership, in either case, would result in the allocation to the Protected Partner of any portion of its Built-In Gain with respect to the Property pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder; provided, that, for the avoidance of doubt, Subsidiary shall not include any Fund Entities (as defined in the Merger Agreement), ORM, Inc., homeowner’s associations or any of their respective direct or indirect subsidiaries.
“Transfer” means any sale, exchange, transfer or other disposition.
ARTICLE II
RESTRICTIONS ON DISPOSITIONS OF PROTECTED INTEREST
Section 2.1. General Prohibition on Disposition. Except as otherwise provided in Section 2.2 or otherwise initiated by the Protected Partner, during the Protected Period, the Partnership agrees for the benefit of the Protected Partner not to cause any Transfer of the Protected Interest (or any interest therein) if such Transfer would result in an allocation to the Protected Partner of all or any portion of its Built-In Gain during the Protected Period with respect to the Property under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, other than an Exempt Event (any such disposition (other than a disposition or distribution described in Section 2.2 and the immediately following sentence of this Section 2.1), a “Prohibited Transfer”). Notwithstanding the foregoing and for the avoidance of doubt, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Opco Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the Opco Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for U.S. federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his Opco Units, and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Built-In Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration. For the avoidance of doubt, the Partnership and any Subsidiary may take any action prohibited by the covenants in this Section 2.1 with the express written consent of the Protected Partners releasing the Partnership and any Subsidiary from liability for the specific breach of covenant from which such liability arises.
Section 2.2. Exceptions. Notwithstanding the restriction set forth in Section 2.1, the Partnership or any Subsidiary may Transfer the Protected Interest (or an interest therein), without the consent of the Protected Partner, if such Transfer (i) qualifies as a like-kind exchange under Section 1031 of the Code in which no taxable “boot” is received, (ii) qualifies as an involuntary conversion under Section 1033 of the Code in which no taxable gain is recognized by the Partnership, (iii) is pursuant to a transaction qualifying for non-recognition of gain under Section 721 or Section 351 of the Code in which no taxable gain is recognized by the Partnership, (iv) is any other transaction that does not result in the recognition of any Built-In Gain by the Protected Partner with respect to the Property under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, and (v) the Transfer of any timber or any other asset in the ordinary course of the Partnership’s trade or business (provided, that the determination of what actions are considered to be in the ordinary course of the Partnership’s trade or business shall take into account the historic practices of the General Partner, Rayonier Operating Company LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, and Pope Resources (and their respective subsidiaries) prior to the Closing); provided, however, that:
(a) in the event of a disposition under Section 1031 or Section 1033 of the Code, any property that is acquired in exchange for or as a replacement for the Protected Interest shall thereafter be considered the Protected Interest; and
(b) in the case of a Section 1031 like-kind exchange, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Protected Interest or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to the Protected Interest (including by reason of the application of Section 1031(f)(4)) shall, for purposes of Section 2.1, be considered a Transfer of the Protected Interest by the Partnership.
ARTICLE III
REMEDIES FOR BREACH
Section 3.1. Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article II during the Protected Period, the Protected Partner’s sole remedy shall be to receive from the Partnership, and the Partnership shall pay to Protected Partner as damages, an amount equal to (a) the present value (determined based on (w) an annual discount rate equal to 2% compounded annually and (x) a number of years equal to the number of years from the close of the tax year in which such breach occurs until the end of the Protected Period) of the amount of interest that would be earned on an amount equal to the Applicable Tax Liability resulting from the breach (determined based on (y) an interest rate equal to the prime rate as of the close of the tax year in which the breach occurs, as published by the Wall Street Journal plus 2% compounded annually and (z) a period from the close of the tax year in which such breach occurs until the end of the Protected Period), divided by (b) one hundred percent minus the Effective Tax Rate.
Section 3.2. Limitations. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not have any liability under Section 3.1 or otherwise for or with respect to any taxable income or gain recognized by or allocated to the Protected Partner as a result of or in connection with (a) the transactions contemplated by the Merger Agreement, (b) any Transfer of the Protected Interest (or interests therein) consented to by the Protected Partner, (c) any Transfer by the Protected Partner or any other Person of the Opco Units (or any interest therein) consented to by Protected Partner (including as a result of any Redemption (as defined in the Partnership Agreement)), (d) if the Partnership merges into another entity treated as a partnership for U.S. federal income tax purposes or the Protected Partner accepts an offer to exchange its Opco Units for equity interests in another entity treated as a partnership for U.S. federal income tax purposes so long as, in either case, such successor entity assumes or agrees to assume the Partnership’s obligations pursuant to this Agreement, including with respect to any portion of the Built-In Gain recognized in such transaction, (e) any transaction involving the sale of a license for purposes of hunting, fishing, trapping or any other similar activity or (f) any transaction until the aggregate amount of sales proceeds from transactions that would, absent this clause (f), result in a payment obligation of the Partnership to any Protected Partner under Section 3.1 exceeds $70,000,000.
Section 3.3.  Procedural Matters. In the event that the Partnership breaches its obligations set forth in Article II (or a Protected Partner in good faith asserts that the Partnership has breached any of the covenants set forth in Article II), the Partnership and the Protected Partner agree to negotiate in good faith to resolve any disagreements regarding any such breach and the amount of damages, if any, payable to such Protected Partner under Section 3.1.  If any such disagreement cannot be resolved by the Partnership and such Protected Partner within 60 days after the receipt by the Protected Partner of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached any of the covenants set forth in Article II), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article II, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 3.1). All determinations made by the Accounting Firm with respect to the resolution of any breach of any of the covenants set forth in Article II and the amount of damages payable to the Protected Partner under Section 3.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership, on the one hand, and the Protected Partner on the other hand.
Section 3.4.  Remedies. Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of the Protected Partner with respect to any breach by the Partnership of any of its obligations under Article II shall be a claim against the Partnership for the monetary damages as set forth in Section 3.1, and neither the Protected Partner, the Partnership nor any other Person shall be entitled to (a) specific performance of this Agreement by the Partnership (including by means of any injunction or other temporary restraining order enjoining the Partnership from any violation or threatened violation of Article II) or (b) recover any consequential or special damages (other than the monetary damages set forth in Section 3.1). Nothing herein shall be interpreted as prohibiting or limiting the consummation by the Partnership, General Partner or any Subsidiary of a transaction described in Article II, and payment by the Partnership of the monetary damages set forth in Section 3.1 shall constitute full and complete liquidated and agreed damages in respect of any breach by the Partnership of its obligations under Article II and the Partnership shall be released from any further liability to the Protected Partner or any other Person hereunder on account thereof.
Section 3.5. Required Notices; Time for Payment. In the event that there has been a breach of Article II, the Partnership shall provide to the Protected Partner notice of the transaction or event giving rise to such breach no later than 30 days following the date that the Partnership becomes aware that such transaction or event constitutes a breach of this Agreement. All payments required under this Article III to a Protected Partner shall be made to the Protected Partner no later than 60 days following the close of the calendar quarter in which the gain recognition event giving rise to such payment took place; provided, that, in the event that any amount has not been fully resolved by the Accounting Firm pursuant to Section 3.3 by such date, the disputed amount shall not be required to be paid by such deadline and shall instead paid (if applicable) within 15 days following its final resolution. For the avoidance of doubt, no payment shall be required to be made hereunder unless the person requesting such payment has provided the Partnership with documentation supporting such claim in reasonable detail and each notice or payment to a Protected Partner shall include such calculations and information as is reasonably necessary to enable such Protected Partner to determine the amount due to it hereunder.
ARTICLE IV
ADDITIONAL COVENANTS
Section 4.1. Built-In Gain Information. The Protected Partners shall, following the Closing, provide to the Partnership such supporting tax information and documentation as the Partnership may reasonably request in connection with the proper administration of this Agreement.
Section 4.2. Miscellaneous.
(a) The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the Parties, the Protected Partners, and their respective successors and/or assigns.

(b) This Agreement may not be amended or modified unless such amendment or modification shall be in writing and signed by each Party.
(c) Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages or indemnification amount that is otherwise payable to such Protected Partner pursuant to this Agreement.
(d) If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which this Agreement is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
(e) Headings at the beginning of each Section are solely for the convenience of the Parties and are not a part of this Agreement. This Agreement will not be construed as if it had been prepared by one of the Parties, but rather as if both Parties had prepared the same.
(f) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY THE INITIATING PARTY IN THE STATE COURTS OF THE STATE OF NEW YORK AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE THEREIN. VENUE SHALL BE EITHER IN THE CITY, COUNTY AND STATE OF NEW YORK. EACH PARTY HEREBY KNOWINGLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO DEMAND A JURY TRIAL IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT.
(g) This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.
[Signature pages follow]

IN WITNESS WHEREOF, General Partner, the Partnership and Pope Resources have respectively executed this Agreement as of the date hereof.

Rayonier Inc.

By:	/s/ Mark R. Bridwell
Name: Mark R. Bridwell
Title: Vice President, General Counsel and Corporate Secretary

Rayonier, L.P.

By:	/s/ Mark R. Bridwell
Name: Mark R. Bridwell
Title: Vice President, General Counsel and Corporate Secretary

Pope Resources

By:	/s/ Mark R. Bridwell
Name: Mark R. Bridwell
Title: Vice President, General Counsel and Corporate Secretary